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                                                                    EXHIBIT 12.1

                     SARA LEE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS EXCEPT RATIOS)

                                                                                            JULY 3,   JULY 27,
                                                                                            1999(1)    1998(2)
                                                                                           ---------  ---------
Fixed charges:
  Interest expense.......................................................................  $     237  $     224
  Interest portion of rental expense.....................................................         66         64
                                                                                           ---------  ---------

    Total fixed charges before capitalized interest......................................        303        288
  Capitalized interest...................................................................          3         10
                                                                                           ---------  ---------

    Total fixed charges..................................................................  $     306  $     298
                                                                                           ---------  ---------
                                                                                           ---------  ---------

Earnings available for fixed charges:
  Income (loss) before income taxes......................................................  $   1,671  $    (443)
  Less undistributed income in minority owned companies..................................         (6)        (6)
  Add minority interest in majority-owned subsidiaries...................................         31         25
  Add amortization of capitalized interest...............................................         23         25
  Add fixed charges before capitalized interest..........................................        303        288
                                                                                           ---------  ---------

    Total earnings (losses) available for fixed charges..................................  $   2,022  $    (111)
                                                                                           ---------  ---------
                                                                                           ---------  ---------

Ratio of earnings (losses) to fixed charges..............................................        6.6       (0.4)
                                                                                           ---------  ---------
                                                                                           ---------  ---------

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(1) During the second quarter of fiscal 1999, the corporation recorded a pretax charge of $76 million in connection with the recall of certain of its meat products.
    During the first quarter of fiscal 1999, the corporation recorded a pretax gain of $137 million in connection with the sale of its tobacco business.

(2) During the second quarter of fiscal 1998, the corporation recorded a pretax charge of $2,040 million in connection with various restructuring actions.